Exhibit 10.23

                              EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement") shall be effective as of December 1, 2001, by and between DISCOVERY LABORATORIES, INC., a Delaware corporation (the "Company"), and RALPH NIVEN, PH.D. ("Executive").

            WHEREAS, the Company and Executive desire that Executive be employed by the Company and that the terms and conditions of such employment be defined.

            NOW, THEREFORE, in consideration of the employment of Executive by the Company, the Company and Executive agree as follows:

            1. Terms of the Agreement. The Company shall employ Executive and Executive shall accept employment for a period of three (3) years commencing on December 1, 2001, (the "Commencement Date") and continuing until November 30, 2004, subject, however, to prior termination as hereinafter provided in Section 5 (such term is hereinafter referred to as the "Employment Period").

            2. Executive's Duties and Obligations.

                  a. Duties. Executive shall serve as Senior Vice President, Preclinical Development, reporting directly to the Chief Executive Officer of the Company. Executive shall be responsible for all duties customarily associated with his title.

                  b. Location of Employment. Executive's principal place of business shall be at the Company's West Coast facility which is currently contemplated to be proximate to the San Francisco, California area, provided, that Executive acknowledges and agrees that the performance by Executive of his duties may require travel from time to time including, without limitation, travel to the Company's headquarters located in Doylestown, Pennsylvania, and other appropriate domestic and overseas travel.

                  c. Relocation Reimbursement. Executive shall be entitled to receive a payment of up to $15,000 to cover reimbursable costs which may include such items as settlement charges, closing costs and moving of household goods. Any and all reimbursements to be provided pursuant to this Section 2 (c) shall be subject to documentation in accordance with reasonable policies of the Company.

                  d. Proprietary Information and Inventions Agreement. Upon execution of this Agreement, Executive shall execute the Company's standard form of Intellectual Property and Confidential Information Agreement (the "Confidentiality Agreement") a copy of which is attached to this Agreement as Exhibit A. Executive shall comply at all times
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with the terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information.

            3. Devotion of Time to Company's Business

                  a. Full-Time Efforts. During his employment with the Company, Executive shall devote substantially all of his business time, attention and efforts to the proper performance of his implicit and explicit duties and obligations hereunder to the reasonable satisfaction of the Company.

                  b. No Other Employment. During his employment with the Company, Executive shall not, except as otherwise provided herein, directly or indirectly, render any services of a commercial or professional nature to any other person or organization for compensation without the prior written consent of either the Company's Chief Executive Officer, Executive Committee or Board of Directors.

                  c. Non-Competition During Employment. During the Employment Period and for the post-termination period set forth in Sections 3(c)(i) or
(ii), as applicable, Executive shall not, directly or indirectly, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity (X) compete with the Company in the business of developing or commercializing pulmonary surfactants and therapeutic compounds which form the basis of the Company's products or products under active development, or (Y) directly or indirectly solicit or induce any employee of the Company to leave the employ of the Company:

                  (i) six (6) months in the event Executive's employment with the Company is terminated pursuant to the terms set forth in Section 5.b.; or

                  (ii) twelve (12) months in all other cases.

                  d. In the event that Executive breaches any provisions of this
Section 3 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 3, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

                  e. To the extent that the restrictions imposed by this Section 3 are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.
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            4. Compensation and Benefits.

                  a. Base Compensation. During the Employment Period, the Company shall pay to Executive (i) base annual compensation ("Base Salary") of One Hundred Ninety Thousand Dollars ($190,000), payable in accordance with the Company's regular payroll practices and less all required withholdings and (ii) additional compensation, if any, and benefits as hereinafter set forth in this
Section 4. Base Salary shall be reviewed at least annually (the "Annual Review") for the purposes of determining increases, if any, based on Executive's performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors, provided that any such increases in Base Salary shall be solely within the discretion of the Company. It is the Company's intention that the first of any such Annual Reviews shall occur on or about January 2003.

                  b. Bonuses. Executive shall (i) receive a one-time cash signing bonus of $25,000 conditioned upon Executive being successfully employed with the Company as provided hereunder on January 15, 2002 (the "Sign-on Bonus"); (ii) be eligible for such year-end bonus, which may be paid in either cash or equity, or both, as is awarded solely at the discretion of the Compensation Committee of the Board of Directors of the Company after consultation with the Company's Chief Executive Officer. Any such equity bonus shall contain such rights and features as are typically afforded to other Company employees of similar level in connection with comparable equity bonuses awarded by the Company; and (iii) be entitled to a one-time cash bonus equal to 2% of the aggregate gross proceeds received by the Company as a result of any collaborative arrangement or capital raising effort (a "Bonus Event") undertaken by the Company with a principal purpose for drug delivery activities, conditioned upon, among other customary terms and conditions, the following: (X) the consummation of such Bonus Event must be directly and substantially attributable to Executive's efforts and must occur during the Employment Period,
(Y) the gross proceeds received by the Company directly in connection therewith must be in excess of $1,000,000, and (Z) the determination of aggregate gross proceeds for purposes of calculating the amount of bonus to be paid to Executive hereunder shall only include cash payments actually received by the Company at closing or otherwise during the Employment Period that represent proceeds to the Company for which the Company is not otherwise under obligation to pay back to the payor (or an affiliate); provided, however, that any bonus payable pursuant to this Section 4(b)(iii) shall be payable with respect to one and only one, if any, Bonus Event.

                  Executive hereby acknowledges and agrees that the Sign-on Bonus shall be subject to all customary and required tax and other withholdings and deductions; provided, however, that the Company shall not withhold any amount with respect to federal income taxes attributable to such Sign-on Bonus unless otherwise notified in writing in advance by Executive and, further, Executive hereby assumes all responsibility and liability, if any, that may directly or indirectly arise out of such non-withholding of federal income taxes.

                  c. Benefits. During the Employment Period, Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company's senior executives or to its employees on substantially the same basis
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that such benefits are provided to such executives or employees (including, without limitation profit-sharing, savings and other retirement plans (e.g., a 401(k) plan) or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfounded); provided, however, that nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements. Anything contained herein to the contrary notwithstanding, throughout the Employment Period, Executive shall be entitled to receive life insurance on behalf of Executive's named beneficiaries in the amount of Executive's then current annual salary for the term of this Agreement at no cost to the Executive, except the Company shall have no liability whatsoever for any taxes (whether based on income or otherwise) imposed upon or incurred by Executive in connection with any such insurance.

                  d. Vacations. During the Employment Period, Executive shall be entitled to 15 days paid vacation per year or such other greater number of days as provided by the Company's policies and procedures then in effect with respect to the Company's senior executives or employees, to be earned ratably throughout the year, 5 days of which may be carried over from year to year (provided, that in no event shall the aggregate number of such vacation days carried over to any succeeding year exceed 10 days).

                  e. Reimbursement of Business Expenses. During the Employment Period, Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall reimburse him for all such expenses, in accordance with reasonable policies of the Company.

                  f. Stock Options. (i) The Company, subject to the approval of the Board of Directors and the Company's shareholders, as appropriate, shall grant to Executive, effective as of the Commencement Date, incentive stock options to purchase 50,000 shares of Common Stock, $0.001 par value per share of the Company, pursuant to the terms of the Notice of Grant attached hereto as Exhibit B;

                  (ii) The Company subject to the approval of the Board of Directors and the Company's shareholders, as appropriate, shall grant to Executive incentive stock options to purchase 25,000 additional shares; provided, however, that such grant shall first become effective as of the date of completion of all requisite action by the Company's shareholder's and authorized officers, as appropriate, with respect to the due and valid authorization of such options: and

                  (iii) The options granted pursuant to this Section 4(f) shall be in accordance with the terms and conditions of the Company's Amended and Restated 1998 Stock Incentive Plan, as amended (the "Plan") including, without limitation, the terms and conditions contained in Article II, Section III thereof with respect to the acceleration of exercisability of such options in certain change of control circumstances.
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            5. Termination of Employment.

                  a. Termination for Good Cause. The Company may terminate Executive's employment at any time for Good Cause, as such term is hereinafter defined. For the purposes of this Agreement, "Good Cause" means gross misconduct, gross neglect of duties, conviction of a felony involving moral turpitude, material breach by Executive of this Agreement or the Confidentiality Agreement or any act or omission involving fraud or embezzlement against the Company, or appropriation of any property or proprietary information of the Company by Executive resulting, in either case, in material economic harm to the Company, which is not cured by Executive within fifteen (15) days after receipt of written notice from the Company. If terminated for Good Cause in accordance with the provisions of this Section 5 (a), Executive shall be entitled to any unpaid amounts set forth in Section 5 (b) (1). The Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as and to the extent the continuation of certain benefits is required by law).

                  b. Termination without Good Cause. If Executive's employment is terminated by the Company without Good Cause the following provisions shall apply:

                         (1) Executive shall be entitled to any unpaid
compensation accrued through the last day of Executive's employment, a lump sum payment in respect of all accrued but unused vacation days (provided, that in no event shall the aggregate number of such accrued vacation days exceed 10 days) at his Base Salary in effect on the date such vacation was earned, and payment of any other amounts earned, accrued or owing to Executive but not yet paid; and

                         (2) Executive shall be entitled to receive severance
payments equal to his Base Salary in effect on the date of his termination, payable on normal Company payroll dates, for a six (6) month period, subject to setoff, for other employment or consulting income received by Executive; and

                  c. Death or Disability. This Agreement shall terminate if Executive dies or is mentally or physically Disabled as herein defined. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive substantially incapable of performing his duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months; provided, that during such period the Company shall give Executive at least thirty (30) days' written notice that it considers the time period for disability to be running. If this Agreement is terminated under this
Section 5.c., Executive, his heirs, legal representatives or his estate shall be entitled to any unpaid amounts set forth in Section 5.b.1. through the last day of Executive's employment but shall not be entitled to any severance benefits.
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                  d. Termination by Executive. If Executive, upon 30 days prior notice to the Company, voluntarily resigns, Executive shall be entitled to any unpaid amounts set forth in Section 5 (b) (1). through the last day of Executive's employment but shall not be entitled to any severance benefits.

            6. Severance in Connection with Change of Control.

                  a. In the event that (i) Executive's employment is terminated by Company without Good Cause or (ii) Executive resigns for Good Reason (as such term is hereinafter defined); within twelve months of a Change of Control (as such term is hereinafter defined), Executive shall be entitled to receive, in addition to the payments set forth in Section 5 (b) (1). and in lieu of the payments set forth in Section 5 (b) (2)., severance payments equal to his Base Salary in effect on the date of his termination, payable on normal Company payroll dates, for a twelve (12) month period, subject to setoff, for other full-time employment or full-time consulting income received by Executive.

                  b. Good Reason. For purposes of this Agreement, "Good Reason" shall mean Executive experiences (X) an involuntary reduction of $11,000 or greater in his then current Base Salary or (Y) a failure of the Company to provide the Executive with a position, authority or duties at least equivalent to the position held by Executive on the day immediately preceding the date of the Change of Control if such circumstance is not remedied within five business days after written notice from Executive to the Company.

                  c. Change of Control. For purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

                         (i) Any "person", as such term is currently used in
Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), other than any employee benefit plan of the Company, becomes a "beneficial owner" (as such term is currently used in Rule 13d-3 promulgated under the Act) of 50% or more of the number of shares of the Company's voting stock;

                         (ii) The Board adopts any plan of liquidation providing
for the distribution of all or substantially all of the Company's assets;

                         (iii) All or substantially all of the assets or
business of the Company is disposed of pursuant to a sale, merger, consolidation or other transaction, unless the shareholders of the Company immediately prior to such transaction beneficially own (within the meaning of Rule 13d-3 promulgated under the 1934 Act), as a result of their ownership of stock in the Company, at least 50% of the number of shares of voting stock or other voting equity of the entity or entities that succeed to the business of the Company; or

                         (iv) The Company combines with another company and is
the surviving corporation but, immediately after the combination, the shareholders of the Company immediately before such transaction beneficially own (within the meaning of Rule 13d-3
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promulgated under the 1934 Act), as a result of their ownership of stock in the
Company immediately prior to such combination, less than 50% of the number of shares of voting stock of the combined company.

            7. Miscellaneous.

                  a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania without regards to the application of choice of law rules.

                  b. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

                  c. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  d. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

                  e. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, on the date of scheduled delivery by a nationally recognized overnight service or two (2) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 7 (e).

                  f. Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the employment of Executive.
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            IN WITNESS THEREOF, the parties have executed this Agreement as of the date set forth above.

                                        DISCOVERY LABORATORIES, INC.

                                        /s/ Robert J. Capetola
                                        ----------------------------------------
                                        By:  Robert J. Capetola, Ph.D.
                                        Its: President and CEO

                         Address: 350 South Main Street, Suite 307 Doylestown, PA 18901


                                        EXECUTIVE, Ralph Niven

                                        /s/ Ralph Niven
                                        ----------------------------------------

                         Address:
                                        301 Buckingham Rd #3
                                        Pacifica, CA  94044-2715